Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-251943, 333-263428, 333-270387, 333-270389, 333-277914 and 333-285302) on Form S-8 and registration statements (Nos. 333-270384 and 333-279452) on Form S-3 of our report dated March 10, 2026, with respect to the consolidated financial statements of Cullinan Therapeutics, Inc.

/s/ KPMG LLP

Boston, Massachusetts
March 10, 2026